EXECUTION COPY

CREDIT AGREEMENT

by and among

FRONTIER COMMUNICATIONS CORPORATION, as the Borrower

and

THE LENDERS PARTY HERETO

and

COBANK, ACB, as Administrative Agent

Dated as of June 2, 2014

	4.2	Term Loans	41

V.	REPRESENTATIONS AND WARRANTIES		43

	5.1	Organization, Powers, Governmental Approvals	43
	5.2	Financial Statements	44
	5.3	No Material Adverse Change	44
	5.4	Title to Properties; Possession Under Leases	44
	5.5	Ownership of Subsidiaries	45
	5.6	Litigation; Compliance with Laws	45
	5.7	Agreements	46
	5.8	Federal Reserve Regulations	46
	5.9	Investment Company Act	46
	5.10	Use of Proceeds	46
	5.11	Tax Returns	46
	5.12	No Material Misstatements	46
	5.13	Employee Benefit Plans	46
	5.14	Insurance	47
	5.15	Patriot Act; FCPA	47

VI.	AFFIRMATIVE COVENANTS		47

	6.1	Existence; Businesses and Properties	48
	6.2	Maintaining Records	48
	6.3	Use of Proceeds	49
	6.4	CoBank Equity	49

VII.	NEGATIVE CONVENANTS		50

	7.1	Liens; Restrictions on Sales of Receivables	50
	7.2	Ownership of the Principal Subsidiaries	51
	7.3	Asset Sales	51
	7.4	Mergers	51
	7.5	Restrictions on Dividends	52
	7.6	Transactions with Affiliates	52
	7.7	Subsidiary Indebtedness	52
	7.8	Anti-Terrorism Laws	53

VIII.	FINANCIAL COVENANTS AND REPORTING		53

	8.1	Total Leverage Ratio	53
	8.2	Financial Statements and Other Reports	53

IX.	EVENTS OF DEFAULT		56

	9.1	Events of Default	56

	9.2	Consequences of Even of Default	58

X.	THE ADMINISTRATIVE AGENT		60

	10.1	Appointment and Authority	60
	10.2	Rights as a Lender	60
	10.3	No Fiduciary Duty	60
	10.4	Exculpation	61
	10.5	Reliance by the Administrative Agent	61
	10.6	Delegation of Duties	62
	10.7	Filing Proofs of Claim	62
	10.8	Resignation or Removal of the Administrative Agent	62
	10.9	Non-Reliance on the Administrative Agent and Other Lenders	63
	10.10	Enforcement	64
	10.11	No other Duties, etc.	64
	10.12	No Reliance on the Administrative Agent’s Customer Identification Program	64

XI.	MISCELLANEOUS		64

	11.1	Modifications, Amendments or Waivers	64
	11.2	No Implied Waivers; Cumulative Remedies	66
	11.3	Expenses; Indemnity; Damage Waiver	66
	11.4	Notices; Effectiveness; Electronic Communication	68
	11.5	Severability	70
	11.6	Duration; Survival	70
	11.7	Successors and Assigns	70
	11.8	Confidentiality	75
	11.9	Counterparts; Integration; Effectiveness	76
	11.10	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	76
	11.11	USA Patriot Act Notice	78
	11.12	Payments Set Aside	78
	11.13	Interest Rate Limitation	78

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

SCHEDULE 7.7	-	INDEBTEDNESS

SCHEDULE 11.7	-	VOTING PARTICIPANTS

EXHIBITS
EXHIBIT A	-	ASSIGNMENT AND ASSUMPTION
EXHIBIT B	-	COMPLIANCE CERTIFICATE
EXHIBIT C	-	LOAN REQUEST
EXHIBIT D	-	TERM LOAN NOTE
EXHIBIT E	-	SOLVENCY CERTIFICATE
EXHIBIT F	-	TAX COMPLIANCE CERTIFICATES
EXHIBIT G	-	CONVERSION OR CONTINUATION NOTICE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is dated as of June 2, 2014 and is made by and among FRONTIER COMMUNICATIONS CORPORATION, a Delaware corporation, as Borrower (as hereinafter defined), the LENDERS (as hereinafter defined), and COBANK, ACB, in its capacity as Administrative Agent (as hereinafter defined).

The Borrower has requested that the Lenders provide to the Borrower a delayed draw term loan facility in an aggregate principal amount not to exceed $350,000,000, the proceeds of which are to be used to purchase the wireline business of AT&T Inc. in the State of Connecticut and to pay fees and expenses with respect to the foregoing transactions.  In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

I. CERTAIN DEFINITIONS

1.1 Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Acquisition” means the acquisition by the Borrower of the wireline business of AT&T Inc. in the State of Connecticut.

“Acquisition Agreement” means that certain Stock Purchase Agreement, dated December 16, 2013, between AT&T, Inc. and the Borrower.

“Adjusted LIBOR Rate” means for the Interest Period for any LIBOR Rate Loan, an interest rate per annum (rounded upward, if necessary, to the next whole multiple of 1/100 of 1%) equal to (i) the LIBOR Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means CoBank, in its capacity as administrative agent under the Loan Documents and any successor in such capacity appointed pursuant to Section 10.8.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means a rate per annum determined by the Administrative Agent on the first Business Day of each week, which shall be the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus one half of one percent (0.50%) per annum, and (c) the Adjusted LIBOR Rate for an Interest Period of one month on such day plus one percent (1.00%)  per annum; provided that, if the LIBOR Rate is no longer available for such Interest Period, the Adjusted LIBOR Rate shall be calculated for such Interest Period as the Administrative Agent shall select in its sole discretion. Any change in the Alternate Base Rate due to a change in the calculation thereof shall be effective at the opening of business on the first Business Day of each week or, if determined more frequently, at the opening of business on the first Business Day immediately following the date of such determination and without necessity of notice being provided to the Borrower or any other Person.

“Anti-Terrorism Laws” means any Laws relating to terrorism, “know your customer” or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

“Applicable Margin” means, as applicable:

(i)the percentage spread to be added to the Alternate Base Rate applicable to Base Rate Loans based on the Total Leverage Ratio then in effect according to the Pricing Grid, or

(ii)the percentage spread to be added to the Adjusted LIBOR Rate applicable to LIBOR Rate Loans based on the Total Leverage Ratio then in effect according to the Pricing Grid.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Exchange” means the exchange or other transfer of telecommunications assets between or among the Borrower and another Person or other Persons in connection with which the Borrower would transfer telecommunications assets and/or other property in consideration of the receipt of telecommunications assets and/or other property having a fair market value substantially equivalent to those transferred by the Borrower (as determined in good faith by the Borrower’s Board of Directors); provided that the principal value of the assets being transferred to the Borrower shall be represented by telecommunications assets.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.7, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Code” means title 11 of the United States Code.

“Base Rate Loan” means a Term Loan bearing interest calculated in accordance with the Base Rate Option.

“Base Rate Option” means the option of the Borrower to have portions of the Term Loans bear interest at the rate and under the terms set forth in Section 2.2(a)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Frontier Communications Corporation, a corporation organized and existing under the laws of the State of Delaware.

“Borrowing” means as of any date of determination (a) with respect to LIBOR Rate Loans outstanding as of such date, a borrowing consisting of Term Loans having the same Interest Period, and (b) with respect to Base Rate Loans, all Base Rate Loans outstanding as of such date.

“Borrowing Date” means, with respect to any Term Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Budget” means, for the Borrower and its Subsidiaries on a consolidated basis, forecasted; (A) balance sheets; (B) profit and loss statements; (C) cash flow statements; (D) operating budget; and (E) capital budget, all prepared on a consistent basis with the Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions. The Budget represents and will represent as of the date thereof the good faith estimate of the Borrower and its senior management concerning the most probable course of its business.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed for business in Denver, Colorado or New York, New York and if the applicable Business Day relates to any LIBOR Rate Loan or Base Rate Loan determined by reference to the LIBOR Rate, such day must also be a day on which dealings in Dollar deposits by and between banks are carried on in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

 “Change in Control” shall be deemed to have occurred if (A) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (B) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by Persons who were neither (1) nominated by the management of the Borrower, nor (2) appointed by directors so nominated; or (C) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall otherwise directly or indirectly Control the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or

(iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Closing Date” means the Business Day on which each of the conditions precedent in Section 4.1 has been satisfied or waived by the Requisite Lenders, which date is June 2, 2014.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“CoBank Equities” has the meaning specified in Section 6.4.

“Code” means the Internal Revenue Code of 1986.

“Communications” has the meaning given in Section 11.4(d).

 “Communications Act” means the Communications Act of 1934 and the rules and regulations of the FCC thereunder.

“Communications System” means a system or business  providing  voice, data or video transport, connection, monitoring services or other communications and/or information services (including cable television), through any means or medium.

“Compliance Certificate” means a certificate of the Borrower, signed by a Financial Officer of the Borrower, substantially in the form of Exhibit B hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

 “Consolidated Net Worth” means, as at any date of determination, the consolidated stockholders’ equity of the Borrower and its consolidated Subsidiaries, including redeemable preferred securities where the redemption date occurs after the Maturity Date, mandatorily redeemable convertible preferred securities, mandatorily convertible Indebtedness (or Indebtedness subject to mandatory forward purchase contracts for equity or similar securities) and minority equity interests in other persons, as determined on a  consolidated basis in conformity with GAAP consistently applied.

“Consolidated Tangible Assets” means, for any Person, total assets of such Person and its consolidated Subsidiaries, determined on a consolidated basis, less goodwill, patents, trademarks and other assets classified as intangible assets in accordance with GAAP.

 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion or Continuation Notice” has the meaning specified in Section 2.3.

 “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

 “Default” means any event or condition that with notice or passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (i) has failed to (a) fund its Term Loans on the Business Day such Term Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (b) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder  within two Business Days of the date when due, (ii) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund any Term Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and, subject to any cure rights expressly provided above, such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12) upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Rate” means, as of any date of determination, the following: (a) for Base Rate Loans, the rate determined in accordance with the Base Rate Option as of such date plus an additional margin of 2.00% per annum, (ii) for LIBOR Rate Loans, the rate determined in accordance with the LIBOR Rate Option as of such date plus an additional margin of 2.00% per annum, and (iii) for all other Obligations, the rate determined in accordance with the Base Rate Option as of such date plus an additional margin of 2.00% per annum.

“Delayed Draw Date” means the Business Day on which each of the conditions precedent in Section 4.2 has been satisfied or waived by the Requisite Lenders.

 “Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“EBITDA” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, for the period of calculation, the sum of (A) (1) net income or deficit, as the case may be (excluding extraordinary gains, extraordinary non-cash losses, the write up of any assets, and any gain or loss on the sale of assets), (2) total interest expense, (3) depreciation and amortization expense, (4) dividends on preferred stock, (5) accrued income or franchise taxes, federal, state or local (whether paid or accrued as a liability), and (6) losses attributable to minority interests, investment losses and non-recurring charges for severance, restructuring and acquisition (including acquisition integration) costs, minus (B) the sum of (i) investment income, (ii) interest income, (iii) dividend and patronage income, (iv) income from unconsolidated subsidiaries, partnerships and joint ventures, and (v) other non-operating income (not otherwise included in clauses (i), (ii), (iii) and (iv)); in all cases in clauses (A) and (B) only to the extent otherwise included in calculating net income or deficit.  For any period of calculation, EBITDA shall be adjusted to give pro forma effect to any Material Transaction, as determined reasonably and in good faith by a Financial Officer, during the period of calculation as if such Material Transaction occurred on the first day of such period of calculation, provided that such pro forma calculations shall only include such adjustments as are permitted under Regulation S-X of the SEC.

 “Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.7(b)(iii),  11.7(b)(v) and 11.7(b)(vi) (subject to such consents, if any, as may be required under Section 11.7(b)(iii)).

“Environmental Laws” means all national, federal, state, provincial, municipal or local laws, statutes, ordinances, orders, judgments, decrees, injunctions, writs, policies and guidelines (having the force of law), directives, approvals, notices, rules and regulations and other applicable laws relating to environmental or occupational health and safety matters, including those relating to the Release or threatened Release of Specified Substances and to the generation, use, storage or transportation of Specified Substances, each as in effect as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, at any time, any trade or business (whether or not incorporated) under common control with the Borrower such that such trade or business, together with the Borrower and all other ERISA Affiliates, are treated as a single employer under Section 4001(b)(1) of ERISA.

“ERISA Termination Event” means (A) a “Reportable Event” described in Section 4043 of ERISA (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (B) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (C) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (D) the institution of proceeding to terminate a Plan by the PBGC or (E) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” means any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

 “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Term Loans or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6(b)) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 3.2(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCC” means the Federal Communications Commission.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

“Federal Funds Effective Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Fee Letter” means that certain fee letter dated as of April 29, 2014 between the Borrower and the Administrative Agent.

“Financial Officer” of any Person means the President, Chief Financial Officer, Chief Executive Officer, Vice President - Finance, Executive Vice President, Chief Accounting Officer, Controller or Treasurer of such corporation.  Any document delivered hereunder that is signed by a Financial Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Foreign Lender” means (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as are in effect from time to time, subject to the provisions of Section 1.3.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), including, without limitation, the FCC and any applicable PUC.

“Guaranty” or “Guarantee” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of such Person pursuant to which such Person has directly or indirectly guaranteed or had the economic effect of guaranteeing any Indebtedness or other obligation or liability of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), (b) to purchase or lease property or services for the purpose of assuring another Person’s payment or performance of any Indebtedness or other obligations or liabilities, (c) to maintain the working capital of such Person to permit such Person to pay such Indebtedness or other obligations or liabilities or (d) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty/Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  Unless otherwise specified, the amount of any Guaranty shall be deemed to be the lesser of the principal amount of the Indebtedness or other obligations or liabilities guaranteed and still outstanding and the maximum stated or determined amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Indebtedness” of any Person means, without duplication, (A) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than customer deposits made in the ordinary course of business), (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred, expense accruals and deferred compensation items arising, in each case, in such Person’s ordinary course of business), (F) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (F) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations, (G) all Capital Lease Obligations of such Person, (H) all obligations of such Person in respect of Swap Contracts (except to the extent such obligations are used as a bona fide hedge of other Indebtedness of such Person), provided the amount of such obligations shall be deemed to be the net termination obligations of such Person thereunder calculated as if such Swap Contracts were terminated on such date of calculation but such net termination shall not be less than zero for purposes of this definition, (I) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances (except to the extent any such obligations are incurred in support of other obligations constituting Indebtedness of such Person and other than, to the extent reimbursed if drawn, letters of credit in support of ordinary course performance obligations), (J) obligations under partnership, organizational or other agreements to fund capital contributions or other equity calls with respect to any Person or investment, or to redeem, repurchase or otherwise make payments in respect to capital stock or other securities of such Person, and (K) all Guarantees of such Person in respect of any of the foregoing; provided,  however, that the term Indebtedness shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.3.

“Information” has the meaning specified in Section 11.8.

“Insolvency Proceeding” means, with respect to any Person, (i) a case, action or proceeding with respect to such Person (a) before any court or any other Governmental Authority under any Debtor Relief Law or other similar Law now or hereafter in effect, or (b) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Interest Payment Date” means the last day of each calendar quarter after the date hereof until the Maturity Date.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have a Term Loan bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one, two, three, six, or, to the extent made available by all the Lenders, twelve months.  Such Interest Period shall commence on the effective date of such LIBOR Rate Loan, which shall be (i) the Borrowing Date if the Borrower is requesting the Term Loans, or (ii) the date of renewal of or conversion to a LIBOR Rate Loan if the Borrower is renewing or converting any Term Loan.  Notwithstanding the second sentence hereof: (a) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Term Loans that would end after the applicable Maturity Date and (c) if any Interest Period begins on the last Business Day of a month or on a day of a month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of the final month of such Interest Period.

“Interest Rate Option” means any (i) LIBOR Rate Option or (ii) Base Rate Option.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including, without limitation, the Communications Act, any applicable PUC Laws and Environmental Laws.

“Lenders” means each of the financial institutions from time to time party hereto as a lender and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

“LIBOR Rate” means, with respect to any Interest Period, a rate of interest (rounded upward to the next whole multiple of 1/100th of one percent) reported by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that in the event the Administrative Agent is not able to determine the LIBOR Rate using such methodology, the Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute basis for obtaining such quotations.

“LIBOR Rate Loan” means a Term Loan bearing interest at the LIBOR Rate Option.

“LIBOR Rate Option” means the option of the Borrower to have Term Loans bear interest at the rate and under the terms set forth in Section 2.2(a)(ii).

“Licenses” means any cable television franchise or any landline telephone, cellular telephone, microwave, personal communications, or other telecommunications or similar license, authorizations, waiver, certificate of compliance, franchise (including cable television and telecommunications franchise), approval, or permit, whether for the acquisition, construction or operation of any Communications System, granted or issued by the FCC or any applicable PUC or other Governmental Authority and held by the Borrower or any of its Subsidiaries.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, or security interest in or on such asset, (b) the interest of a vendor or a  lessor under any conditional sale agreement, capital lease, or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call, or similar right of a  third party with respect to such securities.

“Loan Documents” means this Agreement, the Fee Letter, the Solvency Certificate and the Term Loan Notes.

 “Loan Request” means a request for the Term Loans, substantially in the form of Exhibit C hereto.

“Margin Regulations” means Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on the business, assets, operations, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Material Transaction” means any acquisition or disposition outside the ordinary course of business of any property or assets that (A) constitute assets comprising all or substantially all of an operating unit of a business or equity interests of a Person representing a majority of the ordinary voting power or economic interests in such Person that are represented by all its outstanding capital stock and (B) involves aggregate consideration in excess of $50,000,000.

“Maturity Date” means the earliest of (a) the date of acceleration of the Obligations in accordance with Section 9.2, (b) the fifth anniversary of the Delayed Draw Date and (c) December 15, 2019.

“Maximum Priority Amount” shall mean, at any time, the sum of (A) 10% of the value of the consolidated total assets of the Borrower and (B) 20% of the sum of the total consolidated current assets and net property, plant and equipment of the Borrower, in each case, as shown on, or computed from, the most recent quarterly or annual consolidated balance sheet of the Borrower delivered by the Borrower pursuant to Section 8.2(a) or 8.2(b).

“Maximum Rate” has the meaning specified in Section 11.13.

“Multiemployer Plan” means any employee benefit plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years of such Multiemployer Plan, has made or had an obligation to make such contributions.

“Non-Consenting Lender” has the meaning specified in Section 11.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligation” means any obligation or liability of any of the Borrower, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, for payment or performance, now or hereafter existing (and including obligations or liabilities arising or accruing after the commencement of any Insolvency Proceeding with respect to the Borrower or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such obligation or liability is not enforceable or allowable in such proceeding), or due or to become due, under or in connection with this Agreement, the Term Loan Notes, the Fee Letter or any other Loan Document (regardless of whether any Term Loan is in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to any Term Loan is not satisfied) whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.

“Official Body” means (i) any Governmental Authority and (ii) any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Organizational Documents” means the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6(b)).

“Participant” has the meaning specified in Section 11.7(d).

“Participant Register” has the meaning specified in Section 11.7(d).

“Payment In Full” means the payment in full in cash of the Term Loans and other Obligations (other than contingent indemnification Obligations) hereunder and the termination of the Term Loan Commitments.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person” means any natural person, corporation, company, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body, or any other entity.

“Plan” means any pension plan (including a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC which is maintained for or to which contributions are made for employees of the Borrower or any ERISA Affiliate.

 “Pricing Grid” means the table and text set forth below:

Level	Total Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans
Level I	> 4.00:1.00	2.875%	3.875%
Level II	> 3.50:1.00 < 4.00:1.00	2.375%	3.375%
Level III	> 3.00:1.00 < 3.50:1.00	1.875%	2.875%
Level IV	> 2.50:1.00 < 3.00:1.00	1.375%	2.375%
Level V	< 2.50:1.00	0.875%	1.875%

For purposes of determining the Applicable Margin:

(i)The initial Applicable Margin shall be set at Level II until the earlier of (x) delivery of the first Compliance Certificate after the Closing Date or (y) the date on which the first Compliance Certificate is due after the Closing Date pursuant to Section 8.2(c).  The Applicable Margin shall be adjusted according to the above pricing grid as of the end of each full fiscal quarter after the Closing Date.  Any increase or decrease in the Applicable Margin adjusted as of a quarter end shall be effective no later than five (5) Business Days following the date on which the Compliance Certificate evidencing such computation is delivered under Section 8.2(c).  If a Compliance Certificate is not delivered when due in accordance with such Section 8.2(c), then the rates at Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.  Notwithstanding anything contained in this definition to the contrary, to the extent that the Applicable Margin shall change as a result of operation of this Section (i), such change shall not apply to any existing LIBOR Rate Loan until such time as the current Interest Period with respect to such LIBOR Rate Loan expires.

(ii)Notwithstanding anything in clause (i) hereof, until receipt of the first Compliance Certificate delivered at least four fiscal quarters after the Delayed Draw Date, the Applicable Margin will be set at Level II if the Total Leverage Ratio is less than 4.00:1.00 for the applicable fiscal quarter, and Level I if the Total Leverage Ratio is greater than or equal to 4:00:1.00 for the applicable fiscal quarter.

(iii)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.7, or Section 3.5, or Section VIII.

“Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower.

“Principal Office” means the main banking office of the Administrative Agent in Greenwood Village, Colorado, or such other banking office as may be designated by the Administrative Agent from time to time.

“Principal Subsidiaries” shall mean any Subsidiary of the Borrower whose Consolidated Tangible Assets comprise in excess of 10% of the Consolidated Tangible Assets of the Borrower and its consolidated Subsidiaries as of the date hereof or at any time hereafter.

“Pro Rata Share” means as of any date of determination, (i) if any Term Loan Commitments remain in effect, the proportion that a Lender’s unused Term Loan Commitments bears to the aggregate amount of Term Loan Commitments of all of the Lenders as of such date, or (ii) if the Term Loan Commitments have been terminated or have expired, the proportion that the outstanding principal amount of a Lender’s Term Loans as of such date bears to the aggregate outstanding principal amount of the Term Loans as of such date.

“PUC” means any state, provincial or other local public utility commission, local franchising authority, or similar regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Communications System (and its related facilities) or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant rules, regulations, and published policies of, and all Laws administered by, any PUC asserting jurisdiction over the Borrower or its Subsidiaries.

“Recipient” means (i) the Administrative Agent and (ii) any Lender, as applicable.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, emitting, discharging, depositing, escaping, leaching, dumping or other releasing, including the movement of any Specified Substance through the air, soil, surface water, groundwater or property, and when used as a verb has a like meaning.

“Removal Effective Date” has the meaning given in Section 10.8.

“Requisite Lenders” means, to the extent more than one Lender holds any of the Term Loan Commitments or the outstanding principal amount of the Term Loans, at least two Lenders, including Voting Participants, who are not Defaulting Lenders and who have in the aggregate Pro Rata Shares greater than 50.00% (calculated without giving effect to any Term Loans held or deemed to be held by a Defaulting Lender); provided that for purposes hereof, such two (2) or more Lenders (including Voting Participants) may not consist solely of Voting Participants who purchased their participations from the same Lender or of Voting Participants and the Lender who sold such participations to such Voting Participant.

“Resignation Effective Date” has the meaning given in Section 10.8.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

 “Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person publicly identified in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person that engages in material operations, or is organized or resident, in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

 “Securitization Transaction” means (A) any transfer of accounts receivable or interests therein (1) to a trust, partnership, corporation or other entity (other than a Subsidiary), which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of indebtedness or other securities that are to receive payments principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (2) directly to one or more investors or other purchasers (other than any Subsidiary), or (B) any transaction in which the Borrower or a Subsidiary incurs Indebtedness secured principally by Liens on accounts receivable.  The “amount” of any Securitization Transaction shall be deemed at any time to be (i) in the case of a transaction described in clause (A) of the preceding sentence, the aggregate uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction, net of any such accounts receivable that have been written off as uncollectible, and (ii) in the case of a transaction described in clause (B) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on accounts receivable incurred pursuant to such Securitization Transaction.

“Solvency Certificate” shall mean the certificate of the Borrower in the form of Exhibit E hereto, or otherwise in form acceptable to the Administrative Agent.

“Specified Substance” means (i) any chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste” or “toxic substances” or words of similar import under any applicable Environmental Laws; (ii) any (A) oil, natural gas, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal fluid, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or (B) other materials or pollutants that, in the case of both (A) and (B), (1) pose a hazard to the property of the Borrower or any of its Subsidiaries or any part thereof or to persons on or about such property or to any other property that may be affected by the Release of such materials or pollutants from such property or any part thereof or to persons on or about such other property or (2) cause such property or such other property to be in violation of any Environmental Law; (iii) asbestos, urea formaldehyde foam insulation, toluene, polychlorinated biphenyls and any electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (iv) any sound, vibration, heat, radiation or other form of energy and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

 “Statutory Reserve Rate” means, for the Interest Period for any LIBOR Rate Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of any Person at any time means any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency that does or may suspend or dilute the voting rights) is at such time owned, or the management of which is controlled, directly or indirectly through one or more intermediaries, or both, by such Person or one or more of such Person’s Subsidiaries, or (ii)  that is directly or indirectly Controlled by such Person or one or more of such Person’s Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Compliance Certificate” means a tax certificate substantially in the form of Exhibit F hereto, prepared and delivered by any Lender in accordance with Section 3.2(g).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” has the meaning given in Section 2.1(a).

“Term Loan Commitment” means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B), as such Term Loan Commitment is thereafter assigned or modified and “Term Loan Commitments” means the aggregate Term Loan Commitments of all of the Lenders.  As of the Closing Date, the aggregate amount of the Term Loan Commitments of the Lenders is $350,000,000.

“Term Loan Commitment Termination Date” means the earliest of (i) the date on which the full amount of the Term Loan Commitments have been advanced to the Borrower, (ii) the date of the acceleration of the Obligations pursuant to Section 9.2, (iii) December 16, 2014 or (iv) the date the Borrower gives notice to the Administrative Agent of the Borrower’s election to terminate the Term Loan Commitments; provided, that the Term Loan Commitment Termination Date may be extended to a date no later than June 16, 2015 upon delivery to the Administrative Agent of written notice from the Borrower that the “Termination Date” (as defined in the Acquisition Agreement) has been extended to such date.

“Term Loan Facility” means the term loan credit facility extended to the Borrower pursuant to Section 2.1(a).

“Term Loan Notes” means the promissory notes of the Borrower substantially in the form of Exhibit D hereto evidencing the Term Loans.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its consolidated Subsidiaries outstanding as of such date, in the amount and only to the extent that such Indebtedness would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, minus the amount of the unrestricted cash and cash equivalents of the Borrower and its consolidated Subsidiaries in excess of $50,000,000 that would be reflected on such balance sheet.

“Total Leverage Ratio” means, with respect to any fiscal quarter, as of the date ending such fiscal quarter, the ratio of (a) Total Indebtedness as of such fiscal quarter end to (b) EBITDA for the most recently completed four fiscal quarters (including such fiscal quarter).

“Unused Delayed Draw Commitment Fee” has the meaning specified in Section 2.5(a).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Participant” has the meaning specified in Section 11.7.

“Voting Participant Notice” has the meaning specified in Section 11.7.

“Withholding Agent” means (i) the Borrower and (ii) the Administrative Agent.

1.2     Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, Section, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to any Governmental Authority includes any similar or successor Governmental Authority; (g) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, extended, modified, supplemented, replaced, substituted for, superseded, renewed, refinanced, refunded or restated at any time and from time to time; (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (k) any pronoun shall include the corresponding masculine, feminine and neuter terms; (l) reference to any Law or regulation shall refer to such Law or regulation as amended, modified or supplemented from time to time, and to any successor statutes or rules and regulations promulgated thereunder or substantially related thereto; (m) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (n) unless otherwise specified, all references herein to times of day shall be references to Denver, Colorado time.

1.3     Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial ratios and other financial covenants) and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), applied on a consistent basis and, except as expressly provided herein, in a manner consistent with that used in preparing audited financial statements in accordance with Section 8.2(b) and all accounting or financial terms have the meanings ascribed to such terms by GAAP.  Notwithstanding anything to the contrary herein, in the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article VIII, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.4   Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5    Holidays.  Whenever payment of a Term Loan to be made or taken hereunder shall be due on a day that is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 2.3) and such extension of time shall be included in computing interest and fees, except that the Term Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Term Loans) shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

1.6     Covenant Compliance Generally.  For purposes of determining compliance under Article VIII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating consolidated net income in the most recent financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.2.  Notwithstanding the foregoing, for purposes of determining compliance with Article VII, with respect to any covenant with respect to the amount of Indebtedness or investment in a currency other than Dollars, no breach of any basket contained therein shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided, that for the avoidance of doubt, the result of any changes in rates of exchange occurring after the time such Indebtedness or investment is incurred shall otherwise apply in all other cases, including determining whether any additional Indebtedness or investment may be incurred at any time in accordance with Article VII and for purposes of calculating financial ratios in accordance with Article VIII.

1.7     Administration of Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

II. CREDIT FACILITIES

2.1 Term Loans.

(a) Term Loan Commitments.  Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a delayed draw term loan under its Term Loan Commitment (each such loan, a “Term Loan”) to the Borrower on the Delayed Draw Date in a single advance in an aggregate amount not to exceed $350,000,000; provided that the aggregate amount of Term Loans from each Lender shall not exceed such Lender’s Term Loan Commitment.  Each request by the Borrower for a Term Loan shall be deemed to be a representation by the Borrower that it shall be in compliance with Section 4.2 immediately after giving effect to the requested Term Loans.  The Term Loan Commitments are not revolving commitments, and the Borrower shall not have the right to repay and reborrow any Term Loan under this Section 2.1.

(b) Term Loans Request.  The Borrower shall request the Lenders to make the Term Loans by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to LIBOR Rate Loans; and (ii) one (1) Business Day prior to the proposed Borrowing Date with respect to Base Rate Loans (or, in each case, such shorter period as may be agreed to by the Administrative Agent in consultation with the Lenders), a duly completed request therefor substantially in the form of Exhibit C.  The Loan Request shall be irrevocable and shall specify the Interest Period; provided that the Borrower may revoke the Loan Request on one (1) occasion due to a delay in the closing of the Acquisition by delivering a written notice to the Administrative Agent received prior to wiring of such advance, such revocation to be without premium or penalty (except as provided in Section 3.5).  The Borrowing shall be in an aggregate amount equal to the aggregate Term Loan Commitments.

(c) Nature of Lenders’ Obligations with Respect to Term Loans.  Each Lender shall be obligated to participate in each request for a Term Loan pursuant to this Section 2.1 in accordance with its Pro Rata Share.  The aggregate of each Lender’s Term Loans outstanding hereunder to the Borrower at any time shall never exceed its Term Loan Commitment.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make the Term Loans after the Term Loan Commitment Termination Date.

(d) Repayment of Term Loans.  In addition to any prepayments or repayments made pursuant to Sections 2.11 and 2.12, the Borrower shall repay the aggregate outstanding principal balance of the Term Loans in equal quarterly principal payments on the last day of each March, June, September and December beginning one full fiscal quarter after the Delayed Draw Date in an amount equal to $7,500,000.  Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Term Loans shall be due and payable in full in cash on the Maturity Date.

2.2    Interest Rate Provisions.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Base Rate Loans and LIBOR Rate Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply to different Borrowings at any time outstanding and may convert to or renew one or more Interest Rate Options with respect to all or any portion of any Borrowing (subject to minimum amounts in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof); provided that there shall not be at any one time outstanding more than five (5) Borrowings of LIBOR Rate Loans, and provided, further, that if an Event of Default or Default has occurred and is continuing, the Borrower may not request, convert to, or renew any LIBOR Rate Loans.  If at any time the designated rate applicable to any Term Loan made by any Lender exceeds the Maximum Rate, the rate of interest on such Lender’s Term Loan shall be limited to the Maximum Rate.

(a) Interest Rate Options.  All other Obligations not constituting the Term Loans shall bear interest calculated based upon the Base Rate Option. Subject to the limitations set forth in Section 3.4, the Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:

(i) Base Rate Option:  An option to pay interest at a fluctuating rate per annum equal to the Alternate Base Rate in effect as of any date of determination plus the Applicable Margin as of such date; or

(ii) LIBOR Rate Option:  An option to pay interest at a fluctuating rate per annum equal to the Adjusted LIBOR Rate with respect to the applicable Interest Period and as in effect as of any date of determination plus the Applicable Margin as of such date.

(b) Day Count Basis.  Interest on Base Rate Loans shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed (except at times that the Alternate Base Rate is calculated based upon the LIBOR Rate, in which case the interest will be calculated on the basis of a 360-day year for the actual number of days elapsed.) Interest on LIBOR Rate Loans and all other Obligations, including amounts due under Section 3.5, shall be calculated on the basis of a 360-day year for the actual number of days elapsed.   The date of funding or conversion of a LIBOR Rate Loan to a Base Rate Loan and the first day of an Interest Period shall be included in the calculation of interest.  The date of payment of any Term Loan and the last day of an Interest Period shall be excluded from the calculation of interest; provided, if a Term Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

2.2 Interest Periods.  In order to convert a Base Rate Loan or LIBOR Rate Loan or continue a LIBOR Rate Loan, the Borrower shall deliver to the Administrative Agent a duly completed, written request therefor substantially in the form of Exhibit G (each, a “Conversion or Continuation Notice”) not later than 11:00 a.m. (i) with respect to a conversion to or continuation of a LIBOR Rate Loan, at least three (3) Business Days prior to the proposed effective date of such conversion or continuation and (ii) with respect to a conversion to a Base Rate Loan, at least one (1) Business Day prior to the proposed effective date of such conversion.  The Conversion or Continuation Notice shall specify (i) which Borrowings (including the principal amount thereof) are subject to such request, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the current Interest Period therefor, (ii) the proposed effective date of such conversion or continuation (which shall be a Business Day), (iii) whether the Borrower is requesting a continuation of LIBOR Rate Loans or a conversion of Borrowings from one interest rate option to the other interest rate option, and (iv) if a continuation of or conversion to LIBOR Rate Loans is requested, the requested Interest Period with respect thereto.  In addition, the following provisions shall apply to any continuation of or conversion of any Borrowings:

(a) Amount of Loans.  Immediately after giving effect to such conversion or continuation, each Borrowing of Term Loans shall be in an amount no less than the applicable minimum amount for such Term Loans as set forth in Section 2.2.

(b) Commencement of Interest Period.  In the case of any borrowing of, conversion to or continuation of any LIBOR Rate Loan, the Interest Period shall commence on the date of advance or continuation of, or conversion to, any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires.  Upon a conversion from a LIBOR Rate Loan to a Base Rate Loan, interest at the Base Rate Option shall commence on the last day of the existing Interest Period.

(c) Selection of Interest Rate Options.  If the Borrower elects to continue a LIBOR Rate Loan but fails to select a new Interest Period to apply thereto, then a one month Interest Period automatically shall apply.  If the Borrower fails to duly request the continuation of any Borrowing consisting of LIBOR Rate Loans on or before the date specified and otherwise in accordance with the provisions of this Section 2.3, then such LIBOR Rate Loan automatically shall be converted to a Base Rate Loan, commencing on the last day of the Interest Period then in effect.

2.4     Making of Loans.

(a) Notifications and Payments.  The Administrative Agent shall, promptly after receipt by it of a Loan Request (or revocation thereof) pursuant to Section 2.1(b), notify the applicable Lenders of its receipt of such Loan Request (or revocation thereof) specifying the information provided by the Borrower and, in the case of a new Loan Request, the apportionment among the Lenders of the requested Term Loan as determined by the Administrative Agent in accordance with Section 2.1.  Each applicable Lender shall remit the principal amount of their Pro Rata Share of the Term Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to the terms and conditions of Section 2.1, fund such Term Loan to the Borrower in U.S. Dollars and immediately available funds to the Borrower’s account specified in the Loan Request prior to 2:00 p.m. on the proposed Borrowing Date.

(b)  Pro Rata Treatment of Lenders.  Each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal and interest due from the Borrower hereunder to the Lenders shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 2.2,  Section 3.1 or Section 3.6) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal and interest then due or payable such Lenders as set forth in this Agreement.

(c) Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s Term Loan, the Administrative Agent may assume that such Lender has made such Term Loan available on such date in accordance with Section 2.1, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its Term Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate as reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to Base Rate Loans.  If such Lender pays its Term Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  If the Borrower and such Lender pay such interest for the same period, the Administrative Agent promptly shall remit to the Borrower the amount of interest paid by Borrower for such overlapping period.  Nothing in this Section 2.4(c) or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 2.12, shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5     Fees.

(a) Unused Delayed Draw Commitment Fee.  Accruing from the Closing Date until the earlier to occur of (i) the Delayed Draw Date or (ii) Term Loan Commitment Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share of the Term Loan Commitments, a nonrefundable unused commitment fee (each an “Unused Delayed Draw

Commitment Fee”) equal to 0.40% (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) multiplied by the maximum available amount of the Term Loan Commitments; provided, however, that any Unused Delayed Draw Commitment Fee accrued with respect to the Term Loan Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Unused Delayed Draw Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Unused Delayed Draw Commitment Fee shall accrue with respect to the Term Loan Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the provisos in the directly preceding sentence, all Unused Delayed Draw Commitment Fees shall be payable in arrears on each Interest Payment Date.

(b) Other Fees. The Borrower agrees to pay to the Administrative Agent such other fees as agreed in the Fee Letter.

2.6     Notes.  The obligation of the Borrower to repay the aggregate unpaid principal amount of the Term Loans made to it by each Lender, together with interest thereon, shall, at the request of the applicable Lender, be evidenced by a Term Loan Note, dated the Delayed Draw Date payable to the order of such Lender or its registered assigns in a face amount equal to the Term Loan Commitment, as applicable, of such Lender. The Borrower hereby unconditionally promises to pay, to the order of each of the Lenders and the Administrative Agent or their registered assigns, as applicable, the outstanding principal amount of the Term Loans and other Obligations as provided in this Agreement and the other Loan Documents.

2.7     Drawing Payments.

(a) Payments Generally.  All payments and prepayments to be made in respect of principal, interest, Unused Delayed Draw Commitment Fees, other fees referred to in Section 2.5 or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of Lenders to which they are owed, in each case in U.S. Dollars and in immediately available funds. The Administrative Agent shall promptly distribute such amounts to the applicable Lenders in immediately available funds.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Term Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

(b) Payments by the Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the

Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.8     Interest Payment Dates.  Interest on Base Rate Loans shall be due and payable in arrears on each Interest Payment Date.  Interest on LIBOR Rate Loans shall be due and payable on the last day of each Interest Period for those Term Loans and, if such Interest Period is longer than three (3) months, also on the date that is the three-month anniversary of the first day of such Interest Period.  Interest on the principal amount of each Term Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon an accelerated Maturity Date or otherwise).

2.9     Voluntary Prepayments and Reduction of Commitments.

(a) Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Term Loans in whole or part without premium or penalty (except as provided in Section 3.5).  Whenever the Borrower desires to prepay any part of the Term Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00 a.m.  at least (A) three (3) Business Days prior to the date of prepayment of LIBOR Rate Loans, or (B) one (1) Business Day prior to the date of prepayment of Base Rate Loans, setting forth the following information:

(i) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii) a statement indicating the application of the prepayment among Borrowings; and

(iii) the total principal amount of such prepayment, which shall not be less than $250,000 (provided, that the amount of any prepayment to which this Section 2.9(a)(iii) applies shall be in integral multiples of $250,000).

All prepayment notices shall be irrevocable  (provided that any such notice of a prepayment in full may be conditioned upon the effectiveness of other credit facilities, the incurrence of other Indebtedness or a change of control and revoked by notice to the Administrative Agent on or before 10:00 a.m. on the date specified in such notice for prepayment if such condition is not satisfied).  The principal amount of the Term Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Term Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  All prepayments of the Term Loans will be applied pro rata to remaining installments of principal (including, without limitation, the final installment due at maturity.)  Except as provided in Section 2.2, if the Borrower prepays a Term Loan but fails to specify the applicable Borrowing that the Borrower intends to prepay, and during the continuance of any Event of Default, then such prepayment shall be applied first, to all outstanding portions of the Term Loans that are Base Rate Loans, and second, to all outstanding portions of the Term Loans that are LIBOR Rate Loans.  Any prepayment hereunder shall include all interest and fees due and payable with respect to the Term Loan being prepaid and shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 3.5.

(b) Reduction of the Term Loan Commitment.  The Term Loan Commitment shall be permanently reduced and terminated in full on the Term Loan Commitment Termination Date.

2.10     [Intentionally omitted].

2.11    Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source or otherwise, obtain payment in respect of any principal of or interest on its Term Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such Obligations greater than its pro-rata share of the amount such Lender is entitled hereunder, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other Obligations owing them, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest other than interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(b) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment (including the application of funds arising from the existence of a Defaulting Lender) made by the Borrower pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. This Section 2.11 shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Borrower, including pursuant to Section 9.2(c).

2.12     Defaulting Lenders.

(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2(c) shall be applied at such time or times as may be determined in good faith by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined in good faith by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to its Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of such Defaulting Lender’s Term Loan which such Defaulting Lender has not fully funded, and (y) such Term Loan was made at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Term Loan Commitments under the Term Loan Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Unused Delayed Draw Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) With respect to any Unused Delayed Draw Commitment Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay the remaining amount of any such fee.

(b) Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with the Term Loan Commitments under the Term Loan Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

III. INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY

31.     Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender determines in good faith that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitments of such Lender or the portions of the Term Loans made by such Lender to a level below that which such Lender or such Lender’s could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to liquidity and capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount due under this Section 3.1 and stated on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2       Taxes.

(a) Defined Terms. For purposes of this Section 3.2, the term “Law” includes FATCA.

(b) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower.  The Borrower shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(g)(ii)(A),  (g)(ii)(B), (g)(ii)(C) and (g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies 33 as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a Tax Compliance Certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable (or successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the

Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.3     Illegality.  If any Lender determines in good faith that any Change in Law has made it unlawful for any Lender to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate Option, or if any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued and unpaid interest and all other amounts payable by Borrower under this Agreement (including amounts payable under Section 3.5) on the amount so prepaid or converted.

3.4     LIBOR Rate Option Unavailable; Interest After Default.

(a) Adjusted LIBOR Rate Unavailable. If prior to the commencement of any Interest Period for any Borrowing proposed to be subject to the LIBOR Rate Option:

(i) the Administrative Agent determines in good faith (which determination shall be conclusive and binding absent manifest error) that either Dollar deposits are not being offered to banks in the London interbank LIBOR Rate market or that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii) the Requisite Lenders determine in good faith (which determination shall be conclusive and binding absent manifest error) that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to the lenders of making or maintaining the Term Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request to convert any Base Rate Loan to, or continue any LIBOR Rate Loan at, the LIBOR Rate Option shall be ineffective, and (y) the Base Rate Option shall apply to any and all Borrowings upon the expiration of the Interest Period applicable thereto.

(b) Default Rate. To the extent permitted by Law, immediately upon the occurrence and during the continuation of an Event of Default under clause (g) or (h) of Section 9.1, or immediately after written demand by the Requisite Lenders to the Administrative Agent after the occurrence and during the continuation of an Event of

Default under clause (a) of Section 9.1, then the principal amount of all Obligations shall bear interest at the Default Rate.  The Borrower acknowledges that the increase in rates referred to in this Section 3.4(b) reflects, among other things, the fact that such Term Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.

3.5     Indemnity.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss (excluding any Applicable Margin), cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason, including the revocation of a Loan Request, other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.6;

including interest paid but excluding any Applicable Margin on LIBOR Rate Loans and including any loss or expense arising from the cost, liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.6     Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, or suspends making or continuing LIBOR Rate Loans pursuant to Section 3.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2 or eliminate the cause of the suspension pursuant to Section 3.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, or if any Lender suspends making or continuing LIBOR Rate Loans pursuant to Section 3.3 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a) above or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower or applicable assignee shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.7;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.7     Survival.  Each party’s obligations under this Article III shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

IV. CONDITIONS OF LENDING

The effectiveness of this Agreement and the obligation of each Lender to make its Term Loans hereunder are subject to (in addition to, in the case of the Term Loans, the performance by the Borrower of its obligations to be performed hereunder at or prior to the making of any such Term Loans) the satisfaction of the following conditions:

4.1     Effectiveness.  The effectiveness of this Agreement on the Closing Date is subject to the satisfaction of the following conditions:

(a) Executed Loan and Other Documents.  This Agreement shall have been duly authorized and executed by the Borrower or other Persons, as applicable, in form and substance reasonably satisfactory to the Administrative Agent.

(b) Closing Certificates; Opinions.

(i) Officer’s Certificate.  The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming compliance with the conditions precedent set forth in Sections 4.1(g)(i) and (ii).

(ii) Certificate of Secretary of the Borrower.  The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying that attached thereto is a true and complete copy of the articles of incorporation of the Borrower, and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or organization, that attached thereto is a true and complete copy of the bylaws of the Borrower as in effect on the date of such certification; that attached thereto is a true and complete copy of the resolutions of the board of directors of the Borrower, authorizing the borrowings contemplated hereunder, the execution, delivery and performance of this Agreement and the other Loan Documents, as applicable; and as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents.

(iii) Certificates of Good Standing.  The Administrative Agent shall have received certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization.

(iv) Opinion(s) of Counsel.  The Administrative Agent shall have received a favorable opinion of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower and the Loan Documents, reasonably satisfactory in form and substance to the Administrative Agent.

(c) Consents.

(i) Governmental and Third Party Approvals. The Borrower shall have delivered to the Administrative Agent all necessary approvals, authorizations and consents, if any, of all Persons, Governmental Authorities, including the FCC and all applicable PUCs, and courts having jurisdiction with respect to the execution and delivery of this Agreement and the other Loan Documents, and all such approvals shall be in form and substance reasonably satisfactory to the Administrative Agent.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened in writing before, nor any adverse ruling received from, any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, as determined by the Administrative Agent in its reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(d) Fees, Expenses, Etc.  There shall have been paid, or shall substantially concurrently with the closing be paid, by the Borrower to the Administrative Agent the fees and other amounts set forth or referenced in Section 2.5 due and payable on or prior to the Closing Date, to the extent invoiced.

(e) Litigation, Investigations, Audits, Etc.  There shall be no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened in writing against or in any other manner relating adversely to, the Borrower or any of its respective properties, in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC), except (i) such as affect the telecommunications industry generally or (ii) as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, that would reasonably be expected to have a Material Adverse Effect.

(f) Know-Your-Customer.  At least three (3) Business Days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information in order to comply with requirements of Anti-Terrorism Laws which has been requested by the Administrative Agent of the Borrower at least five (5) Business Days prior to the Closing Date.

(g) Other Conditions.

(i) The representations and warranties contained in Article V of this Agreement shall be (and such request by the Borrower for the Term Loan shall constitute a representation and warranty by the Borrower that such representations and warranties are) true, correct and complete in all material respects on and as of the Closing Date, except that such representations and warranties that are qualified in this Agreement by reference to materiality or a Material Adverse Effect shall be true and correct in all respects, as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true, correct and complete in all material respects as of such earlier date).

(ii) No event shall have occurred and be continuing or would result from the execution and delivery of this Agreement or the consummation of the borrowing contemplated that would constitute an Event of Default or a Default.

(iii) Since December 31, 2013, there shall not have occurred any event or condition that has had or would reasonably be expected to have a Material Adverse Effect.

4.2     Term Loans.  The obligation of each Lender to make the Term Loans on the Delayed Draw Date, as applicable, is subject to the satisfaction of the following conditions:

(a) Term Loan Commitment Termination Date. The Term Loan Commitment Termination Date shall not have occurred.

(b) Deliveries.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) a certificate of the Borrower signed by a Financial Officer of the Borrower, dated the Delayed Draw Date stating that (a) all representations and warranties of the Borrower set forth in Article V of this Agreement are true and correct in all material respects, except that such representations and warranties that are qualified in this Agreement by reference to materiality or a Material Adverse Effect shall be true and correct in all respects, as of the Delayed Draw Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date), (b) no Event of Default or Default exists, (c) all material consents of any Governmental Authority or third party necessary for the Acquisition shall have been obtained and be in full force and effect without condition or provision that would reasonably be expected to have a  “Buyer Adverse Condition” (as defined in the Acquisition Agreement as on effect on the Closing Date), (d) no event or condition has occurred since December 16, 2013 that individually or in the aggregate has had, or is reasonably likely to have, a “Seller Material Adverse Effect” (as defined in the Acquisition Agreement in effect on the Closing Date), and (e) attached thereto is a true, correct and complete copy of the Acquisition Agreement, together with all schedules, exhibits, appendices, attachments and amendments thereto, as in effect on the Delayed Draw Date;

(ii) a duly executed Compliance Certificate dated the Delayed Draw Date and evidencing a Total Leverage Ratio of no greater than 3.95:1.00 on a proforma basis after giving effect to the Term Loans and the Acquisition;

(iii) a certificate dated the Delayed Draw Date and signed by the Secretary or an Assistant Secretary of the Borrower certifying that (a) all information 41 certified to in the certificate delivered to the Administrative Agent and the Lenders on the Closing Date pursuant to Section 4.1(b)(ii) remains true and correct in all respects as of the Delayed Draw Date, or providing updates to any changes therein, (b) each of the Organizational Documents attached thereto has not been modified since the Closing Date and remains in full force and effect or providing updates to any changes therein and (c) all corporate actions taken by the Borrower in connection with this Agreement and the other Loan Documents remain in full force and effect and authorize the transactions contemplated as of the Delayed Draw Date;

(iv) a duly completed, executed Loan Request for the Term Loans requested to be made on the Delayed Draw Date, including notice of election as to Interest Periods (if applicable);

(v) a duly completed, executed Solvency Certificate signed by a Financial Officer of the Borrower;

(vi) evidence, in form and substance reasonably satisfactory to the Administrative Agent, that (A) the Acquisition has been or is being consummated on terms and conditions consistent with the Acquisition Agreement in the form attached to the certificate delivered to the Administrative Agent pursuant to Section 4.2(b)(i),  in all material respects, substantially concurrently with the making of the Term Loans, other than any amendments, consents or waivers thereto that are not materially adverse to the Lenders (absent the prior consent of the Lenders, which consent shall not be unreasonably withheld or delayed; provided that an increase or reduction in the purchase price by 10% or less shall not be deemed materially adverse to the Lenders),  and (B) all material governmental and third-party consents, subordinations or waivers, as applicable, required to consummate the Acquisition have been obtained and are in full force and effect, including any required material permits, authorizations or consents, of all applicable Governmental Authorities, including the FCC and all applicable PUCs, in each case without condition or provision that would reasonably be expected to have a “Buyer Adverse Condition” (as defined) in the Acquisition Agreement in effect on the Closing Date;

(vii) an executed letter from the Borrower with respect to any proceeds of the Term Loans being disbursed to third parties authorizing the Administrative Agent to distribute such proceeds on behalf of the Borrower in accordance with the instructions set forth in such letter; and

(viii) any Term Loan Note requested by any Lender.

(c) Payment of Fees.  The Borrower shall have paid, or shall concurrently pay, all fees and expenses related to the Term Loans and the Loan Documents payable on or before the Delayed Draw Date as required by this Agreement, any Fee Letter or any other Loan Document.

(d) Representations and Warranties; No Defaults.  At the time of and immediately after giving effect to the making of any Term Loan on the Delayed Draw Date: (i) the representations and warranties of the Borrower set forth in Article V of this Agreement shall then be true and correct in all material respects, except that such representations and warranties that are qualified in this Agreement by reference to materiality or a Material Adverse Effect shall be true and correct in all respects, as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date) and (ii) no Event of Default or Default shall have occurred and be continuing or would result from the making of such Term Loan or Term Loans.

V. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1     Organization, Powers, Governmental Approvals.

(a) The Borrower and each Principal Subsidiary (1) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (2) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (3) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect.  The Borrower’s execution, delivery and performance of the Loan Documents are within its corporate powers, have been duly authorized by all necessary action and do not violate or create a default under (i) law, (ii) its constituent documents, or (iii) any contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (i) or (iii)) such violation or default would not reasonably be expected to result in a Material Adverse Effect and would not have an adverse effect on the validity, binding effect or enforceability of this Agreement or any other Loan Documents and would not materially adversely affect any of the rights of the Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Documents. Each of the Loan Documents constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing).

(b) Except for (1) any Governmental Approvals required in connection with the funding of the Term Loans (such approvals being “Borrowing Approvals”) and (2) any Governmental Approvals the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect or affect the validity or enforceability of this Agreement or any other Loan Document, all Governmental Approvals required in connection with the execution and delivery by the Borrower of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and thereunder have been, and, prior to the time of any Borrowing, all Borrowing Approvals will be, duly obtained, are (or, in the case of Borrowing Approvals, will be) in full force and effect without having been amended or modified in any manner that may impair the ability of the Borrower to perform its obligations under this Agreement, and are not (or, in the case of Borrowing Approvals, will not be) the subject of any pending appeal, stay or other challenge.

5.2     Financial Statements.  The Borrower has furnished or otherwise made available to the Administrative Agent, for itself and its Subsidiaries, its most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Such Forms 10-K and 10-Q do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading.  Each of the financial statements in such Forms 10-K and 10-Q has been, and each of the financial statements to be furnished pursuant to Section 8.2 will be, prepared in accordance with GAAP applied consistently with prior periods, except as therein noted, and fairly presents or will fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of the operations of the Borrower and its Subsidiaries for the period then ended.

5.3     No Material Adverse Change.  Since the date of the Borrower’s most recent financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, there has been no material adverse change in, and there has occurred no event or condition which is likely to result in a material adverse change in, the financial condition, results of operations, business, assets or operations of the Borrower and the Subsidiaries taken as a whole (it being understood that the consummation of an Asset Exchange shall not constitute such a material adverse change).

5.4     Title to Properties; Possession Under Leases.

(a) To the best of the Borrower’s knowledge, each of the Borrower and the Principal Subsidiaries has good and marketable title to, or valid leasehold interests in, or other rights to use or occupy, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 7.1.

(b) Each of the Borrower and the Principal Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except where such failure to comply or maintain such leases in full force and effect would not have a Material Adverse Effect.  Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases except where such failure would not have a Material Adverse Effect.

5.5     Ownership of Subsidiaries.  The Borrower owns, free and clear of any Lien (other than Liens expressly permitted by Section 7.1), all of the issued and outstanding shares of common stock of each of the Principal Subsidiaries.

5.6     Litigation; Compliance with Laws.

(a) There is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency, or official which (1) challenges the validity of this Agreement or any other Loan Document, (2) may reasonably be expected to have a material adverse effect on the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document or on the rights of or benefits available to the Lenders under this Agreement or any other Loan Document or (3) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, may reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule, or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

(c) Except as set forth in or contemplated by the financial statements or other reports referred to in Section 5.2 and which have been delivered or otherwise made available to the Administrative Agent on or prior to the date hereof, (1) the Borrower and each of its Subsidiaries have complied with all Environmental Laws, except to the extent that failure to so comply is not reasonably likely to have a Material Adverse Effect, (2) neither the Borrower nor any of its Subsidiaries has failed to obtain, maintain or comply with any permit, license or other approval under any Environmental Law, except where such failure is not reasonably likely to have a Material Adverse Effect, (3) neither the Borrower nor any of its Subsidiaries has received notice of any failure to comply with any Environmental Law or become subject to any liability under any Environmental Law, except where such failure or liability is not reasonably likely to have a Material Adverse Effect, (4) no facilities of the Borrower or any of its Subsidiaries are used to manage any Specified Substance in violation of any law, except to the extent that such violations, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and (5) the Borrower is aware of no events, conditions or circumstances involving any Release of a Specified Substance that is reasonably likely to have a Material Adverse Effect.

5.7     Agreements.

(a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted, or could reasonably be anticipated to result, in a Material Adverse Effect.

(b) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

5.8     Federal Reserve Regulations.  No part of the proceeds of the Term Loans will be used, whether directly or indirectly, and whether immediately, incidentally, or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

5.9     Investment Company Act.  Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.10   Use of Proceeds.  The Borrower will use the proceeds of the Term Loans solely for the purposes described in the recital paragraphs to this Agreement.

5.11   Tax Returns.  Each of the Borrower and each of the Subsidiaries has filed or caused to be filed all Federal, state and local and non-U.S. tax returns required to have been filed by it and has paid or caused to be paid all taxes (whether or not shown in such tax returns) and satisfied all of its withholding tax obligations, except (A) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books adequate reserves in accordance with GAAP and (B) where such failure to file or pay would not reasonably be expected to result in a Material Adverse Effect.

5.12   No Material Misstatements.  No statement, information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or any other Loan Document or included herein or therein or delivered pursuant hereto or thereto contained, contains, or will contain any material misstatement of fact or intentionally omitted, omits, or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not materially misleading.

5.13    Employee Benefit Plans.

(a) Each Plan is in compliance with ERISA, except for such noncompliance that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(b) No Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418B of the IRC and no failure to satisfy the minimum funding standard under Section 412 of the IRC has occurred, whether or not waived, with respect to any Plan, except for any such deficiency or failure that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(c) No proceedings have been instituted to terminate any Plan, except for such proceedings where the termination of a Plan has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(d) Neither the Borrower nor any Subsidiary or ERISA Affiliate has incurred any liability to or on account of a Plan under ERISA (other than obligations to make contributions in accordance with such Plan), and no condition exists which presents a material risk to the Borrower or any Subsidiary of incurring such a liability, except for such liabilities that have not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

5.14    Insurance.  Each of the Borrower and the Principal Subsidiaries maintains insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business against loss or damage of the kind customarily insured against by reputable companies in the same or similar business and of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances.

5.15     Patriot Act; FCPA.  Each of the Borrower and its Subsidiaries is in compliance in all material respects with the USA Patriot Act.  The Borrower has implemented and maintains in effect policies and procedures intended to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers and employees (in their capacities as such) with the FCPA and applicable Sanctions, and the Borrower and its Subsidiaries, and to the knowledge of the Borrower or such Subsidiary, its respective officers, employees and directors (in their capacities as such), are in compliance with the FCPA and applicable Sanctions in all material respects.  None of the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, is a Sanctioned Person.  No Term Loan, use of proceeds or other transaction contemplated by the Loan Documents will violate the FCPA or applicable Sanctions.

VI. AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent obligations in respect of which no claim has been made), unless the Requisite Lenders shall otherwise give their written consent, the Borrower shall perform and comply with all covenants in this Article VI.

6.1     Existence; Businesses and Properties.

(a) Preserve and maintain, cause each of the Principal Subsidiaries to preserve and maintain, and cause each other Subsidiary to preserve and maintain (where the failure by any such other Subsidiary to so preserve and maintain would likely result in a Material Adverse Effect), its corporate existence, rights and franchises, except in connection with an Asset Exchange, provided,  however, that the corporate existence of any Principal Subsidiary may be terminated if such termination is not disadvantageous to the Administrative Agent or any Lender;

(b) continue to own all of the outstanding shares of common stock of each Principal Subsidiary, except in connection with an Asset Exchange;

(c) comply, and cause each of the Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, including all Environmental Laws;

(d) pay, and cause each of the Subsidiaries to pay, before any such amounts become delinquent, (i) all Taxes imposed upon it or upon its property, and (ii) all claims (including claims for labor, materials, supplies, or services) which might, if unpaid, become a Lien upon its property, unless, in each case,  the validity or amount thereof is being disputed in good faith, and the Borrower has maintained adequate reserves with respect thereto, in each case where the failure to so pay would be reasonably expected to cause a Material Adverse Effect;

(e) keep, and cause each of the Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and such Subsidiary in all material respects;

(f) continue to carry on, and cause each Principal Subsidiary to continue to carry on, substantially the same type of business as the Borrower or such Principal Subsidiary conducted as of the date hereof and business reasonably related thereto, except for changes in such business that result from an Asset Exchange; and

(g) maintain or cause to be maintained insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business and the properties and business of the Subsidiaries against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances;

provided,  however,  that the foregoing shall not limit the right of the Borrower or any of its Subsidiaries to engage in any transaction not otherwise prohibited by Section 7.2,  7.3 or 7.4.

6.2    Maintaining Records.  Maintain all financial records in accordance with GAAP and, upon reasonable notice, permit the Administrative Agent and each Lender to visit and inspect the financial records of the Borrower at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower with the appropriate officers thereof and, with the Borrower’s consent (which shall not be unreasonably withheld), the independent accountants therefor; provided,  however,  that if the Borrower shall so require, a single representative shall be appointed by the Requisite Lenders to exercise the rights granted to the Lenders under this Section 6.2;  provided,  further,  that when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing, upon reasonable notice, at any time during normal business hours (without appointment of a single representative by the Lenders).

6.3     Use of Proceeds.  The Borrower will use the proceeds of the Term Loans solely for the purposes described in the recital paragraphs to this Agreement.

6.4    CoBank Equity.  So long as CoBank is a Lender hereunder, the Borrower will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Term Loans made by CoBank hereunder may not exceed the maximum amount permitted by CoBank’s Bylaws and Capital Plan at the time this Agreement is entered into.  The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(a) Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (y) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest.  CoBank reserves the right to assign or sell participations in all or any part of its Term Loans or Term Loan Commitments on a non-patronage basis.

(b) Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit.  The CoBank Equities shall not constitute security for the Obligations due to any other Lender.  To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the CoBank Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, CoBank may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement.  The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower.  CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Borrower or at any other time, either for application to the Obligations or otherwise.

VII. NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent obligations in respect of which no claim has been made), unless the Requisite Lenders shall otherwise give their written consent, the Borrower shall perform and comply with all covenants in this Article VII, and the Borrower will not:

7.1    Liens; Restrictions on Sales of Receivables.  Create, incur, assume, or suffer to exist,  or permit any of the Subsidiaries to create, incur, assume, or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness of the Borrower or any such Subsidiary, or sell or assign any accounts receivable (other than in the ordinary course of business substantially in accordance with the Borrower’s past practice), other than: (A) Liens incurred or deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-of-money bonds and other similar obligations (exclusive of obligations of the payment of borrowed money); (B) pledges or deposits to secure the utility obligations of the Borrower incurred in the ordinary course of business; (C) Liens upon or in property now owned or hereafter acquired to secure Indebtedness incurred (1) solely for the purpose of financing the acquisition, construction or improvement of such property, provided that such Indebtedness shall not exceed the fair market value of the property being acquired, constructed or improved or (2) to refinance, refund, renew or extend any Indebtedness described in subclause (1) that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expense in connection with such refinancing, refunding, renewal or extension so long as the Liens securing such Indebtedness shall be limited to all or part of the same property that secured the Indebtedness refinanced, refunded, renewed or extended; (D) Liens on the assets of any Person merged or consolidated with or into (in accordance with Section 7.4) the Borrower or any Principal Subsidiary that were in effect at the time of such merger or consolidation; (E) Liens for taxes, assessments and governmental charges or levies, which are not yet due or which are being contested in good faith by appropriate proceedings; (F) Liens securing Indebtedness of the Borrower or any Subsidiary to the Rural Electrification Administration or the Rural Utilities Service (or any successor to any such agency) in an aggregate principal amount outstanding at any time not to exceed $25,000,000; (G) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings; (H) pledges or deposits in connection with workers’ compensation laws or similar legislation or to secure public or statutory obligations; (I) Liens or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (J) easements, rights of way, restrictions and other encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of business; (K) restrictions by Governmental Authorities on the operations, business or assets of the Borrower or its Subsidiaries that are customary in the Borrower’s and its Subsidiaries’ businesses; (L) sales of accounts receivable pursuant to, and Liens existing or deemed to exist in connection with, any Securitization Transactions, provided that the aggregate amount of all such Securitization Transactions shall not at any time exceed $150,000,000; and (M) other Liens securing Indebtedness in an aggregate principal amount, when aggregated, without duplication, with the amount of Indebtedness of Subsidiaries outstanding pursuant to Section 7.7(3), not to exceed $200,000,000 at any one time outstanding; provided,  however,  that the Borrower or any Subsidiary may create, incur, assume or suffer to exist other Liens (in addition to Liens excepted by the foregoing clauses (A) through (M)) on its assets so long as (1) such Liens equally and ratably secure the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (2) at the time of any incurrence of Indebtedness secured by Liens in reliance on this proviso, the aggregate principal amount of all such Indebtedness incurred in reliance on this proviso (including the Obligations), when aggregated, without duplication, with the amount of Indebtedness of Subsidiaries outstanding pursuant to Section 7.7 (other than clauses (1) through (4) of Section 7.7), shall not exceed the Maximum Priority Amount at such time.

7.2    Ownership of the Principal Subsidiaries.  Sell, assign, pledge, or otherwise transfer or dispose of any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary, except (A) to another Subsidiary, or (B) in connection with an Asset Exchange; provided,  however,  that the Borrower may pledge any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary so long as such pledge equally and ratably secures the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

7.3     Asset Sales.  Except in connection with an Asset Exchange, permit any Principal Subsidiary to sell, assign, or otherwise dispose of telecommunications assets (whether in one transaction or a series of transactions), if the net, after-tax proceeds thereof are used by the Borrower or any Subsidiary to prepay (other than a mandatory prepayment in accordance with the terms of the applicable governing documents, including pursuant to any put provision) Indebtedness incurred after the date hereof which Indebtedness has a maturity later than the Maturity Date (other than bridge or other financings incurred in connection with an asset purchase or sale, including acquisition indebtedness or indebtedness of an acquired entity or indebtedness incurred to refinance indebtedness outstanding as of the date hereof).

7.4     Mergers.  Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired); except in connection with an Asset Exchange, to any Person, or permit any Principal Subsidiary to do so, except that any Subsidiary may merge into or, subject to Section 7.3, transfer assets to the Borrower or any other Subsidiary and the Borrower may merge with any Person; provided that, immediately thereafter and after giving effect thereto, no event shall occur or be continuing which constitutes an Event of Default or a

Default and, in the case of any such merger to which the Borrower is a party, either the Borrower is the surviving corporation or the surviving entity (if not the Borrower) has a consolidated net worth (as determined in accordance with GAAP) immediately subsequent to such merger at least equal to the Consolidated Net Worth of the Borrower immediately prior to such merger and expressly assumes the obligations of the Borrower hereunder; provided,  however,  that, notwithstanding the foregoing, the Borrower and any of the Principal Subsidiaries may sell assets in the ordinary course of its business and may sell or otherwise dispose of worn out or obsolete equipment on a basis consistent with good business practices.

7.5     Restrictions on Dividends.

(a) Enter into or permit any Principal Subsidiary to enter into, any contract or agreement (other than with a governmental regulatory authority having jurisdiction over the Borrower or such Principal Subsidiary) restricting the ability of such Principal Subsidiary to pay dividends or make distributions to the Borrower in any manner that would impair the ability of the Borrower to meet its present and future obligations hereunder.

(b) In the case of the Borrower only, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, in each case if any Event of Default has occurred and is continuing at the time of such action or will result therefrom (but excluding the payment of dividends declared and announced by the Board of Directors at a time when no Event of Default existed).

7.6     Transactions with Affiliates.  Except in connection with an Asset Exchange, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (or permit any of its Subsidiaries to do any of the foregoing), except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may engage in any of the foregoing transactions (A) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (B) as otherwise may be required by any Federal or state Governmental Authority, (C) so long as such transactions are not materially disadvantageous to the Borrower or (D) so long as such transactions are solely among the Borrower and one or more of its Subsidiaries.

7.7    Subsidiary Indebtedness.  Permit any Subsidiary to enter into, directly or indirectly, issue, incur, assume or Guarantee any Indebtedness unless (A) the Obligations are guaranteed by such Subsidiary on a pari passu basis pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (B) at the time of any incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness of Subsidiaries (including any Guarantee of the Obligations but excluding Indebtedness permitted by clauses (1) through (4) below), when aggregated with the principal amount of Indebtedness secured by Liens in reliance on the final proviso to Section 7.1, shall not exceed the Maximum Priority Amount at such time, except (1) Indebtedness in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such Indebtedness was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any refinancing, refunding, renewal or extension of such Indebtedness that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expenses in connection with such refinancing, refunding, renewal or extension), (2) any Indebtedness in effect as of the Closing Date that is listed on Schedule 7.7 (and any refinancing, refunding, renewal or extension of such Indebtedness to the extent not increasing the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expenses in connection with such refinancing, refunding, renewal or extension), (3) additional Indebtedness, when aggregated, without duplication, with the principal amount of Indebtedness secured by Liens in reliance on Section 7.1(M), not to exceed $200,000,000 at any one time outstanding and (4) Indebtedness of a Subsidiary to the Borrower or another Subsidiary.

7.8    Anti-Terrorism Laws.  The Borrower covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, knowingly, directly or indirectly, (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person subject to Executive Order No. 13224, (b) deal in, or otherwise engage in any material transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any other Anti-Terrorism Law, or (c) engage in any transaction that violates any of the prohibitions set forth in any Anti-Terrorism Law.

VIII. FINANCIAL COVENANTS AND REPORTING

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent obligations in respect of which no claim has been made), unless the Requisite Lenders shall otherwise give their written consent, the Borrower shall perform and comply with all covenants in this Article VIII.  For the purposes of this Article VIII, all covenants calculated for the Borrower shall be calculated on a consolidated basis for the Borrower and its Subsidiaries.

8.1    Total Leverage Ratio.  The Borrower shall maintain at all times, measured at each fiscal quarter end, a Total Leverage Ratio less than or equal to 4.5:1.0; provided, that if after the Closing Date the Borrower provides any other holder of Indebtedness with additional or more restrictive financial covenants than set forth in this Section 8.1, then this Agreement shall be deemed to include, and this Agreement shall be amended to contain, such additional and more restrictive financial covenants.

8.2    Financial Statements and Other Reports.  The Borrower will and will cause its Subsidiaries to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP consistently applied (it being understood that quarterly financial statements are not required to have footnote disclosures and are subject to normal year-end audit adjustments).  The Borrower will deliver each of the financial statements and other reports described below to the Administrative Agent.

(a) Quarterly Financials.  Within 65 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the then elapsed portion of the fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Quarterly Report on Form 10-Q (or any successor form) for such quarter), each certified by a Financial Officer as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes and normal year-end audit adjustments;

(b) Year-End Financials.  As soon as available and in any event within 110 days after the end of each fiscal year of the Borrower, consolidated balance sheets and the related statements of income and cash flows of the Borrower and its Subsidiaries as of the close of such fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Annual Report on Form 10-K (or any successor form) for such year), all audited by KPMG LLP or other independent public accountants of recognized national standing, certified without any material qualification or exception as to the scope of such audit or any “going concern” or like qualification by such accountants, and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(c) The Borrower Compliance Certificate.  Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 8.2(a) or 8.2(b), the Borrower will deliver a Compliance Certificate of the Borrower (1) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (2) setting forth reasonably detailed calculations (including with respect to any pro forma effect given to a Material Transaction) demonstrating compliance with Section 8.1 as of the last day of the most recent fiscal quarter covered by such financial statements.

(d) Budget.  As soon as available and in any event within 65 days after the beginning of the Borrower’s fiscal years, the Borrower will deliver a Budget of the Borrower and its consolidated Subsidiaries for such fiscal year.

(e) SEC Filings.  Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s public shareholders, and copies of all registration statements (other than those on Form S-8) and Form 8-K’s (to the extent that such Form 8-K’s disclose actual or potential adverse developments with respect to the Borrower or any of its Subsidiaries that constitute, or could reasonably be anticipated to constitute, a Material Adverse Effect) filed with the Securities and Exchange Commission (the “SEC”) (or any successor thereto) or any national securities exchange.

(f) Litigation and Other Notices. Promptly upon any Financial Officer of the Borrower becoming aware of the following, Borrower will provide written notice thereof to the Administrative Agent:

(i) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii) the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any of the Subsidiaries which is reasonably likely to be adversely determined and which, if adversely determined, could reasonably be anticipated to result in a Material Adverse Effect; and

(iii) any development with respect to the Borrower or any Subsidiary that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

(g) ERISA Events.    Promptly after (1) the occurrence thereof, notice of any ERISA Termination Event or “prohibited transaction”, as such term is defined in Section 4975 of the IRC, with respect to any Plan that results, or could reasonably be anticipated to result, in a Material Adverse Effect, which notice shall specify the nature thereof and the Borrower’s proposed response thereto, and (2) actual knowledge thereof, copies of any notice of PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.

(h) Other Information.  Promptly, from time to time, such other information, regarding the Borrower’s operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

(i) Delivery of Information.  Documents required to be delivered pursuant to Section 8.2(a),  (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC (or any successor thereto)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto at www.frontier.com; or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 8.2(c) to the Administrative Agent.  Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

IX. EVENTS OF DEFAULT

9.1     Events of Default.  An Event of Default means the occurrence or existence of any one or more of the following:

(a) Payment.  The Borrower shall fail to pay (1) any principal of the Term Loans when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (2) any interest on the Term Loans or any fee or any other amount (other than an amount referred to in clause (1) of this Section 9.1(a)) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days; or

(b) Default in Other Agreements.  Any breach by the Borrower or any of its Principal Subsidiaries of any agreement or instrument relating to Indebtedness occurs that results in any Indebtedness of any one or more of the Borrower and its Principal Subsidiaries in an aggregate principal amount exceeding $50,000,000 becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case after giving effect to any applicable grace period; or, as a result of any such breach, any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment, pursuant to any put right (or similar right) of the holder thereof, or by the exercise by the Borrower or any Principal Subsidiary of its right to make a voluntary prepayment) in whole or in part prior to its stated maturity; or there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Borrower or any Principal Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Principal Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000; provided that this Section 9.1(b) shall not apply to any Indebtedness that becomes due as a result of a voluntary redemption or repayment of such Indebtedness effected in accordance with the terms of the agreement governing such Indebtedness and which is not prohibited by this Agreement; or

(c) Breach of Warranty.  Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect; or

(d) Breach of Certain Provisions. Failure of the Borrower or any of its Subsidiaries to perform or comply with any term or condition contained in Sections 6.1(f), 6.3 or 8.1, or in Article VII; or

(e) Other Defaults Under Loan Documents.  The Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Sections 9.1(a) or 9.1(d)) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (1) the Borrower obtaining knowledge thereof and (2) the date that notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) Default in Other Indebtedness.  The Borrower or any Principal Subsidiary shall fail to make any payment of any amount in respect of Indebtedness in an aggregate principal amount of $50,000,000 or more, when and as the same shall become due and payable after giving effect to any applicable grace periods; or

(g) Involuntary Bankruptcy; Appointment of Receiver; Etc.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (1) liquidation, reorganization or other relief in respect of the Borrower or any of its Principal Subsidiaries or its debts, or of a substantial part of its assets, under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Principal Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h) Voluntary Bankruptcy; Appointment of Receiver; Etc.  The Borrower or any of its Principal Subsidiaries shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.1(g), (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Principal Subsidiaries or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing; or

(i) Judgment and Attachments.  One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment; or

(j) ERISA; Pension Plans. A Plan shall fail to maintain the minimum funding standard required by Section 412(a) of the IRC for any plan year or a waiver of such standard is sought or granted under Section 412(c), or a Plan is or shall have been terminated or the subject of termination proceedings under ERISA, or the Borrower or an ERISA Affiliate has incurred a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events a Material Adverse Effect; or

(k) Change in Control. A Change in Control shall occur.

9.2     Consequences of Event of Default.

(a) Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1 (other than Section 9.1(g) or (h)) shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Term Loans and the Administrative Agent may, and upon the request of the Requisite Lenders, shall by written notice to the Borrower, declare the unpaid principal amount of the Term Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

(b) Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1(g) or (h) shall occur, the Lenders shall be under no further obligations to make Term Loans hereunder and the unpaid principal amount of the Term Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder automatically shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

(c) Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d) Application of Proceeds.  After the exercise of remedies provided for in this Section 9.2 (or after the Term Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article X), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of all other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after Payment in Full of all of the Obligations, to the Borrower or as otherwise required by Law.

X. THE ADMINISTRATIVE AGENT

10.1    Appointment and Authority.  Each of the Lenders (on behalf of itself and each of its Affiliates) hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3    No Fiduciary Duty.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its good faith opinion or the good faith opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

10.4    Exculpation.  The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

(a) The Administrative Agent shall not be responsible to the Lenders for or have any duty to the Lenders to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.5  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.6    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article X shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.7     Filing Proofs of Claim.  In case of the pendency of any proceedings under any Debtor Relief Law or any other judicial proceeding relating to the Borrower, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand therefor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the owing and unpaid principal and interest in respect to the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.7 and 3.5) allowed in such proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7,  2.9(b) and 3.5.

10.8    Resignation or Removal of the Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent that is reasonably acceptable to the Borrower.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as the Requisite Lenders may approve)(the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then the Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section 10.8.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or removed) Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Resignation Effective Date or the Removal Effective Date, as applicable,  the provisions of this Article X and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.9     Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.10    Enforcement.  By its acceptance of the benefits of this Agreement and the other Loan Documents, each Lender agrees that (i) the Loan Documents may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of Requisite Lenders as provided in this Agreement and (ii) no Lender shall have any right individually to enforce or seek to enforce this Agreement or the other Loan Documents or to realize upon any collateral or other security given to secure the payment and performance of the Obligations.

10.11   No Other Duties, etc.  Anything herein to the contrary notwithstanding, the Administrative Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.12  No Reliance on the Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrower, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

XI. MISCELLANEOUS

11.1   Modifications, Amendments or Waivers.  With the written consent of the Requisite Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower; provided, that no such agreement, waiver or consent may be made that will:

(a) extend or increase the Term Loan Commitment of any Lender (or reinstate any obligation to make the Term Loans terminated pursuant to Section 9.2) without the written consent of such Lender whose Term Loan Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.2 or 4.3 or of any Default, Event of Default, mandatory prepayment or a mandatory reduction in Term Loan Commitments is not considered an extension or increase in Term Loan Commitments of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Term Loan Commitments hereunder or under any other Loan Document) without the written consent of each Lender entitled to receive such payment or whose Term Loan Commitments are to be reduced, it being understood that the waiver of any mandatory prepayment of the Term Loans (or any definition relating thereto) shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Term Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided,  however, that only the consent of the Requisite Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Term Loans or to reduce any fee payable hereunder;

(d) change Section 2.11 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section 11.1 or the definition of “Requisite Lenders” or otherwise change the percentage of the Lenders which shall be required for the Lenders to take any action hereunder without the written consent of each Lender directly affected thereby; or

(f) release the Borrower without the consent of each Lender;

provided that (i) no agreement, waiver or consent that would modify the interests, rights or obligations of the Administrative Agent may be made without the written consent of such Administrative Agent, and (ii) only the consent of the Administrative Agent and the Borrower shall be required for any amendment to the Fee Letter; and provided,  further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1(a) through 11.1(f) above, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 3.6.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment,

waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Term Loan Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender or amounts due to it permanently reduced without the consent of such Lender, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders (other than solely as a result of differing amounts of the Term Loans held by such Defaulting Lender vis-à-vis the other Lenders) shall require the consent of such Defaulting Lender.

11.2    No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies that they would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Lenders; provided,  however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.2 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law.

11.3     Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single external counsel for the Administrative Agent) in connection with the syndication of the Term Loan Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and the Lenders (selected by the Administrative Agent) plus one additional counsel if any Lender reasonably determines that due to a conflict its interests are better represented by separate counsel), in connection with the enforcement or protection of its rights (A) in connection with this

Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of a single counsel for the Indemnitees (selected by the Administrative Agent) plus one additional counsel if any Indemnitee reasonably determines that due to a conflict its interests are better represented by separate counsel) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Specified Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages and other similar amounts arising from any non-Tax claim.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.  No Indemnitee referred to in Section 11.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f) Survival.  Each party’s obligations under this Section 11.3 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.4     Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to a Lender, at its address (or facsimile number) set forth in its Administrative Questionnaire or (ii) if to any other Person, to it at its address (or facsimile number) set forth on Schedule 1.1(B).  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the

Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s , the Borrower’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

11.5   Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.6   Duration; Survival.  All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder, the termination of this Agreement and Payment In Full.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Term Loan Notes, Sections 2.9,  2.10,  2.11,  2.12 and 11.3 or in any other provision of any Loan Document, shall survive Payment In Full and shall protect the Administrative Agent, the Lenders and any other Indemnitees against events arising after such termination as well as before.  All other covenants and agreements of the Borrower shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.7    Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loan at the time owing to it); provided that  any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and/or the Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (i)(A) of this clause (b), the aggregate amount of the Term Loan Commitments (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loan owed to the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Term Loan Facility; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Loan Commitments if such assignment is to a Person that is not a Lender with a Term Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together 71 with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.4,  3.1,  3.2 (subject to the requirements and limitations of Section 3.2) and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.7(d) below.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Greenwood Village, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of (and stated interest on) the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).  A sale of a participation interest may include certain voting rights, which unless such participant is a Voting Participant, shall be limited to significant matters such as (A) increases in the commitment of such participant, (B) reductions of interest rates, principal or fees, (C) extensions of scheduled maturities or times for payment or (D) reductions in voting percentages, in each case directly affecting such participant.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 11.1 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1,  3.5 and 3.2 (subject to the requirements and limitations therein, including the requirements under Section 3.2 (it being understood that the documentation required under Section 3.2 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.7;  provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section 11.7; and (B) shall not be entitled to receive any greater payment under Section 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except in the case of a Voting Participant only, to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, the Term Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, the Term Loans or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. CoBank reserves the right to assign or sell participations in all or part of its Term Loan Commitments or its outstanding Term Loan hereunder on a non-patronage basis.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Borrower and the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the prior written consent of the Borrower (unless an Event of Default has occurred and is continuing) the consent of the Administrative Agent (such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 11.7(b)) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 11.7 shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent.  The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of, such participation.  The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto.  The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(e) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8    Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the Term Loan Facility, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility or (iii) to any credit insurance provider relating to the Borrower and its Obligations; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9     Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.10   CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that require or permit application of the laws of any other state or jurisdiction.

(b) SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT,

AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.10.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11    USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.12    Payments Set Aside.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any such payment which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any proceeding under any Debtor Relief Law, other applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

11.13    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

FRONTIER COMMUNICATIONS CORPORATION, as Borrower

By:  /s/ John M. Jureller
Name:  John M. Jureller

Title:    Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COBANK, ACB, as Administrative Agent and as a Lender

By:  /s/ Gary Franke
Name:  Gary Franke

Title:    Vice President

[Signature Page to Credit Agreement]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BNP PARIBAS, as a Lender

By:  /s/ Kwang Kyun Choi
Name: Kwang Kyun Choi

Title: Vice President

By:  /s/ Maria Mulic
Name: Maria Mulic, CFA

Title: Vice President

[Signature Page to Credit Agreement]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as a Lender

By:  /s/ Valerie Schanzer
Name: Valerie Schanzer

Title: V.P.

[Signature Page to Credit Agreement]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COMPASS BANK, as a Lender

By:  /s/ Raj Nambiar
Name: Raj Nambiar

Title: Vice President

[Signature Page to Credit Agreement]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:  /s/ Philip Muscato
Name: Philip Muscato

Title: Senior Vice President

[Signature Page to Credit Agreement]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TD BANK, N.A., as a Lender

By:  /s/ David Perlman
Name: David Perlman

Title: Senior Vice President

[Signature Page to Credit Agreement]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:  /s/ Alex Daw
Name: Alex Daw

Title: Director

[Signature Page to Credit Agreement]

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

LENDER AND ADDRESS	AMOUNT OF COMMITMENT FOR TERM LOANS	PRO RATA SHARE
cObANK, acb 5500 South Quebec Street Greenwood Village Colorado 80111 Attention: Communications banking group Telephone: 303-740-4000 Telecopy: 303-224-2718	$135,000,000 [1]	38.57%
BNP PARIBAS 787 SEVENTH AVENUE NEW YORK, NY 10019 ATTENTION: MARIA MULIC TELECOPY: 212-471-6368	$50,000,000	14.29%
FIFTH THIRD BANK, AN OHIO BANKING CORPORATION 38 FOUNTAIN SQUARE PLAZA CINCINNATI, OH 45263 ATTENTION: VALERIE SCHANZER TELECOPY: 212-299-3036	$50,000,000	14.29%
COMPASS BANK 2200 POST OAK BLVD., #1500 HOUSTON, TX 77056 ATTENTION: DENISE WOLFENBERGER TELECOPY: 866-984-8668	$30,000,000	8.57%
KEYBANK NATIONAL ASSOCIATION 1700 BAUSCH & LOMB PLACE ROCHESTER, NY 14604 ATTENTION: PHIL MUSCATO TELECOPY: 585-238-4142	$30,000,000	8.57%

Exhibit -F - 3

TD BANK, N.A. 444 MADISON AVE., 2ND FLOOR NEW YORK, NY 10022 ATTENTION: SHIVANI AGARWAL TELECOPY: 212-308-0486	$30,000,000	8.57%
THE ROYAL BANK OF SCOTLAND PLC 600 WASHINGTON BLVD. STAMFORD, CT 06901 ATTENTION: ALEX DAW TELECOPY: 203-873-3426	$25,000,000	7.14%

1 The above amount reflects the gross commitment of CoBank, ACB, of which $59,165,000 will be participated within the Farm Credit System to eleven voting and non-Voting Farm Credit System lending institutions.

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

ADMINISTRATIVE AGENT:

CoBank, ACB
5500 South Quebec Street

Greenwood Village

Colorado 80111
Attention:  Communications Banking Group

Telephone: (303) 740-4000
Telecopy:   (303) 224-2718

BORROWER:

Frontier Communications Corporation

3 High Ridge Park

Stamford, CT 06905

Attention: John M. Jureller, Executive Vice President and Chief Financial Officer

Telephone: (203) 614-5995

Telecopy:   (203) 614-4661

SCHEDULE 7.7

Subsidiary Indebtedness

As of March 31, 2014
($ in Thousands)
Frontier Indebtedness
Citizens Rural Company Rural
FFB 6.052% due Jan. 3, 2028	$ 2,999
FFB 6.206% due Jan. 3, 2028	5,827

Total Frontier Subsidiary Indebtedness	$ 8,826

Spinco Assumed Indebtedness
Verizon North Inc.
6.73% Debentures, Series G, due Feb. 15, 2028	$ 200,000

Verizon West Virginia Inc.
8.40% Debentures due Oct. 15, 2029	50,000

Total Assumed Spinco Subsidiary Indebtedness	$ 250,000

Capital Lease Obligations
Citizens Telecommunications Company of Minnesota, LLC
NESC Minnesota (fiber ring)	$ 6,269
Frontier Communications Northwest Inc.
1800 41st, Everett, Washington	18,446

Total Capital Lease Obligations	$ 24,715

Finance Lease Obligations

Obligations in connection with the contributions to limited liability companies owned by the Frontier Communications Pension Plan (a) made in 2011 by Frontier North Inc., Commonwealth Telephone Company LLC and  Frontier Communications Corporation Corporate Services Inc., and consisting of properties located at 100 Communications Drive, Sun Prairie, WI;  Country Club Road, Dallas, PA; 6430 Oakbrook Parkway, Fort Wayne IN and 8001 West Jefferson Blvd, Fort Wayne, IN and (b) made in 2013 by Frontier North Inc., Frontier Communications of the Carolina LLC, Frontier West Virginia Inc. and Citizens Telecommunications Company of California Inc., and consisting of properties located at 601 N US 131, Three Rivers, MI; 400 S Pike RD W, Sumter, SC; 1500 Maccorkle Ave SE, Charleston, WV and 9260 E. Stockton Blvd., Elk Grove, CA

$ 79,698

Total Finance Lease Obligations	$ 79,698

Total Subsidiary Indebtedness	$ 363,239

SCHEDULE 11.7

VOTING PARTICIPANTS

AgStar Financial Services, FLCA

1921 Premier Drive

Mankato, MN  56001

Badgerland Financial, FLCA

1430 North Ridge Dr.

Prairie du Sac, WI  53578-1092

Farm Credit Bank of Texas

4801 Plaza on the Lake Drive

Austin, TX  78746

Farm Credit Services of America, FLCA

5015 S. 118th Street

Omaha, NE  68137

Farm Credit Mid-America, FLCA

1601 Ups Drive

Louisville, KY  40223

United FCS, FLCA d/b/a

FCS Commercial Finance Group

600 South Highway 169, Suite 850

Minneapolis, MN  55426